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                                                                       EXHIBIT P

                     CERTIFICATE OF THE SOLE STOCKHOLDER OF
                      MUNIHOLDINGS INSURED FUND III, INC.

     Princeton Services, Inc., as the general partner of Fund Asset Management, L.P. ("FAM"), which is the holder of 6,667 shares of common stock, par value $0.10 per share, of MuniHoldings Insured Fund III, Inc. (the "Fund"), a Maryland corporation, does hereby confirm to the Fund its representation that FAM purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.


                         FUND ASSET MANAGEMENT, L.P.

                         By: PRINCETON SERVICES, INC.
                             its general partner

                         By: /s/ Robert Harris
                            -----------------------------
                            Authorized Officer

Dated:  May 25, 1999